Exhibit 99.1

Heidrick & Struggles Appoints Meg Bear to Board of Directors

CHICAGO, September 29, 2021 — Heidrick & Struggles (Nasdaq: HSII), a premier provider of global leadership advisory and on-demand talent solutions, today announced it has appointed Meg Bear to its Board of Directors as an independent director and member of the Human Resources and Compensation Committee of the Board, effective immediately. Following the appointment of Ms. Bear, the Board will comprise eight directors, seven of whom are independent.

“We’re proud to welcome Meg to our Board of Directors,” said Krishnan Rajagopalan, President and CEO, Heidrick & Struggles. “She is a visionary leader and leads with a people-first innovation mindset. Meg’s depth of experience, combined with her enthusiasm for creating customer-centric, innovative solutions will be invaluable as we continue to transform our business.”

Bear added, “Companies of all sizes and industries are evaluating how to best shape their company culture to promote diversity and inclusion, encourage upskilling and reskilling, and build empathetic yet results-oriented leaders. Heidrick & Struggles is at the center of these challenges helping organizations to build the teams that will future proof their business – which is why I’m thrilled to be joining the Board of Directors.”

Bear is the Chief Product Officer of SAP SuccessFactors, responsible for setting product vision, driving engineering and operations success, and leading the teams that bring the SAP SuccessFactors Human Experience Management (HXM) Suite to life. She has more than 25 years of experience building and scaling technology platforms, as well a wealth of software development lifecycle, market and innovation expertise.

Prior to SAP, Bear held strategic executive roles as SVP, Product and Engineering, at Juvo, SVP of Cloud Services at Imperva, GVP Social Cloud and VP HCM Development at Oracle, in addition to leadership positions at PeopleSoft and Saba.

About Heidrick & Struggles

Heidrick & Struggles (Nasdaq: HSII) is a premier provider of global leadership advisory and on-demand talent solutions, serving the senior-level talent and consulting needs of the world’s top organizations. In our role as trusted leadership advisors, we partner with our clients to develop future-ready leaders and organizations, bringing together our services and offerings in executive search, diversity and inclusion, leadership assessment and development, organization and team acceleration, culture shaping and on-demand, independent talent solutions. Heidrick & Struggles pioneered the profession of executive search more than 65 years ago. Today, the firm provides integrated talent and human capital solutions to help our clients change the world, one leadership team at a time.® www.heidrick.com

Heidrick & Struggles Media Contact:

Nina Chang

nchang@heidrick.com